Exhibit 99.1

First Foundation Announces 2017 Third Quarter Financial Results

•	Earnings per diluted share of $0.27 for the third quarter, $0.73 for the first nine months
•	Strong growth in year-to-date revenues 20% and income 51%
•	Another quarter of strong loan and deposit growth

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter and nine months ended September 30, 2017.

“We delivered another solid quarter of financial results as we continue to experience growth in AUM, deposits, and loans," said Scott F. Kavanaugh, CEO. “We expect our efficiencies to continue to improve as we implement new operating processes and continue to focus on cost management.”

As an update to the previously announced acquisition of Community 1st Bancorp, we have has received all required regulatory approvals and the closing of the acquisition is expected to occur in November 2017, subject to the receipt of Community 1st Bancorp shareholder approval.

Highlights

Financial Results:

•	2017 first nine months compared to 2016 first nine months:
o	Earnings were $25.3 million, an increase of 51%
o	Earnings per fully diluted share were $0.73, compared to $0.50 in 2016
o	Total revenues (net interest income and noninterest income) were $109.7 million, an increase of 20%
o	Net interest income was $82.4 million, an increase of 28%

•	2017 third quarter compared to 2016 third quarter:
o	Earnings were $9.6 million, an increase of 6%
o	Earnings per fully diluted share were $0.27 in 2017 and 2016
o	Total revenues were $38.3 million in 2017 and 2016
o	Net interest income was $28.4 million, an increase of 23%
•	2017 Financial ratios:
o	Return on average equity of 11.0% for the third quarter and 11.7% for the first nine months
o	Return on average assets of 0.96% for the third quarter and 0.89% for the first nine months
o	Efficiency ratio of 61.1% for the third quarter and 64.1% for the first nine months
o	Total shareholders’ equity of $340 million, tangible book value of $9.62 per share, and tangible common equity to tangible assets of 8.36%, in each case, as of September 30, 2017

Other Activity:

•	Assets under management (“AUM”) at FFA increased by $585 million in the first nine months of 2017 and totaled $4.2 billion at September 30, 2017
•	Deposits increased by $842 million in the first nine months of 2017
•	Loan originations totaled $1.23 billion in the first nine months of 2017
•	$286 million of loans were sold in the first nine months, with a gain of $4.3 million realized

Exhibit 99.1

“We have continued to experience strong loan originations while maintaining excellent credit metrics,” said David DePillo, President of FFB. “Our growth in deposits has continued at levels to support our balance sheet growth and we anticipate additional benefits with respect to deposits from our acquisition of Community 1st once the transaction has closed. ”

Details of Growth

•

The $585 million growth in AUM during the first nine months of 2017 was the result of $355 million of new accounts and $321 million of portfolio gains which were partially offset by terminations and net withdrawals of $91 million.

•

Total loans, including loans held for sale, increased $604 million during the first nine months of 2017 as a result of $1.23 billion of originations and $8 million of purchases which were partially offset by the sale of $286 million of multifamily loans and payoffs or scheduled payments of $344 million.

•

The $842 million growth in deposits during the first nine months of 2017 is broken down as follows: $435 million increase in noninterest bearing demand deposits; $85 million increase in interest bearing demand deposits; $69 million increase in money market and savings accounts; and $254 million increase in certificate of deposit accounts. Specialty deposits increased by $444 million or 48% while branch deposits increased by $229 million or 21%.

“This year we have grown our AUM by $585 million, as we continue to attract new clients to the firm and benefit from market appreciation,” said John Hakopian, President of FFA. “As a result, we experienced an increase in year-to-date revenues of 9% and a 133% increase in our pretax margin in wealth management.”

About First Foundation

First Foundation, a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.ff-inc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk that shareholders of Community 1st Bancorp may fail to approve the consummation of the acquisition, or that other conditions to the closing of the acquisition may not be satisfied on a timely basis or at all; the risk that the costs associated with the Community 1st Bancorp acquisition, which will be incurred whether or not the acquisition successfully closes, may be higher than we expect; the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be

Exhibit 99.1

able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2016 Annual Report on Form 10-K for the fiscal year ended December 31, 2016 that we filed with the SEC on March 15, 2017, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2016 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	September 30, 2017	December 31, 2016
ASSETS

Cash and cash equivalents	$123,210	$597,946
Securities available-for-sale (“AFS”)	471,502	509,578
Loans held for sale	153,405	250,942

Loans, net of deferred fees	3,256,874	2,555,709
Allowance for loan and lease losses (“ALLL”)	(17,500)	(15,400)
Net loans	3,239,374	2,540,309

Investment in FHLB stock	17,250	33,750
Deferred taxes	14,925	16,811
Premises and equipment, net	6,732	6,730
Real estate owned (“REO”)	1,400	1,734
Goodwill and intangibles	2,021	2,177
Other assets	21,242	15,426
Total Assets	$4,051,061	$3,975,403

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$3,268,726	$2,426,795
Borrowings	421,000	1,250,000
Accounts payable and other liabilities	20,882	14,344
Total Liabilities	3,710,608	3,691,139

Commitments and contingencies	-	-
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 35,169,653 and 32,719,632 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	35	16
Additional paid-in-capital	260,626	232,428
Retained earnings	82,374	57,065
Accumulated other comprehensive income (loss), net of tax	(2,582)	(5,245)
Total Shareholders’ Equity	340,453	284,264

Total Liabilities and Shareholders’ Equity	$4,051,061	$3,975,403

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016

Interest income:
Loans	$31,236	$22,231	$87,709	$61,362
Securities	3,023	3,202	9,180	9,423
FHLB Stock, fed funds sold and deposits	619	571	2,001	1,490
Total interest income	34,878	26,004	98,890	72,275

Interest expense:
Deposits	4,899	2,426	12,103	6,194
Borrowings	1,539	415	4,394	1,636
Total interest expense	6,438	2,841	16,497	7,830

Net interest income	28,440	23,163	82,393	64,445

Provision for loan losses	701	1,231	1,862	2,881

Net interest income after provision for loan losses	27,739	21,932	80,531	61,564

Noninterest income:
Asset management, consulting and other fees	6,900	6,141	19,672	18,127
Gain on sale of loans	1,962	7,238	4,312	7,238
Gain (loss) on capital markets activities	-	997	-	(1,043)
Other income	1,001	703	3,359	2,652
Total noninterest income	9,863	15,079	27,343	26,974

Noninterest expense:
Compensation and benefits	14,117	12,059	42,855	36,707
Occupancy and depreciation	3,801	3,072	11,094	8,783
Professional services and marketing costs	1,479	3,525	5,115	7,808
Other expenses	3,996	2,880	11,251	7,505
Total noninterest expense	23,393	21,536	70,315	60,803

Income before taxes on income	14,209	15,475	37,559	27,735
Taxes on income	4,629	6,417	12,250	10,949
Net income	$9,580	$9,058	$25,309	$16,786

Net income per share:
Basic	$0.28	$0.28	$0.75	$0.52
Diluted	$0.27	$0.27	$0.73	$0.50
Shares used in computation:
Basic	34,565,949	32,514,016	33,671,327	32,264,224
Diluted	35,259,632	33,575,894	34,599,813	33,365,614

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Selected Income Statement Data:
Net interest income	$28,440	$23,163	$82,393	$64,445
Provision for loan losses	701	1,231	1,862	2,881
Noninterest Income:
Asset management, consulting and other fees	6,900	6,141	19,672	18,127
Gain on sale of loans	1,962	7,238	4,312	7,238
Gain (loss) on capital markets activities	-	997	-	(1,043)
Other	1,001	703	3,359	2,652
Noninterest expense	23,393	21,536	70,315	60,803
Income before taxes	14,209	15,475	37,559	27,735
Net income	9,580	9,058	25,309	16,786
Net income per share:
Basic	$0.28	$0.28	$0.75	$0.52
Diluted	0.27	0.27	0.73	0.50

Selected Performance Ratios:
Return on average assets - annualized	0.96%	1.20%	0.89%	0.80%
Return on average equity - annualized	11.7%	12.8%	11.0%	8.2%
Net yield on interest-earning assets	2.90%	3.15%	2.92%	3.15%
Efficiency ratio (1)	61.1%	60.0%	64.1%	66.5%
Noninterest income as a % of total revenues	25.7%	39.4%	24.9%	29.5%

Other Information:
Loan originations	$410,276	$424,462	$1,225,979	$1,323,171
Charge-offs (recoveries) / average loans - annualized	-%	(0.03)%	(0.01)%	(0.02)%

(1)	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	September 30, 2017	December 31, 2016
Selected Balance Sheet Data:
Cash and cash equivalents	$123,210	$597,946
Loans held for sale	153,405	250,942
Loans, net of deferred fees	3,256,874	2,555,709
Allowance for loan and lease losses (“ALLL”)	(17,500)	(15,400)
Total assets	4,051,061	3,975,403
Noninterest-bearing deposits	1,096,472	661,781
Interest-bearing deposits	2,172,254	1,765,014
Borrowings	421,000	1,250,000
Shareholders’ equity	340,453	284,264

Selected Capital Data:
Tangible common equity to tangible assets(2)	8.36%	7.10%
Tangible book value per share(2)	$9.62	$8.62
Shares outstanding at end of period	35,169,653	32,719,632

Other Information:
Assets under management (end of period)	$4,171,778	$3,586,672
Number of employees	378	335
Loan to deposit ratio	104.3%	115.7%
Nonperforming assets to total assets	0.19%	0.25%
Ratio of ALLL to loans(3)	0.54%	0.60%

(2)

Tangible common equity, (also referred to as tangible book value) and tangible assets, are equal to common equity and assets, respectively, less $2.0 million and $2.2 million of intangible assets as of September 30, 2017 and December 31, 2016, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios. Accordingly, we believe that tangible common equity to tangible assets and tangible book value per share provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

(3)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Banking:
Interest income	$34,877	$26,004	$98,889	$72,275
Interest expense	6,210	2,841	16,062	7,830
Net interest income	28,667	23,163	82,827	64,445
Provision for loan losses	701	1,231	1,862	2,881
Noninterest income	3,955	9,923	10,636	11,505
Noninterest expense	17,333	16,134	51,506	43,746
Income before taxes on income	$14,588	$15,721	$40,095	$29,323

Wealth Management:
Noninterest income	$6,133	$5,319	$17,334	$15,917
Noninterest expense	5,096	4,697	15,328	14,536
Income before taxes on income	$1,037	$622	$2,007	$1,381

Other and Eliminations:
Interest income	$-	$-	$-	$-
Interest expense	228	-	435	-
Net interest income	(228)	-	(435)	-
Noninterest income	(224)	(163)	(627)	(448)
Noninterest expense	964	705	3,481	2,521
Income before taxes on income	$(1,416)	$(868)	$(4,543)	$(2,969)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017

Interest income:
Loans	$22,231	$23,718	$26,491	$29,982	$31,236
Securities	3,202	3,358	3,031	3,126	3,023
FHLB Stock, fed funds sold and deposits	571	1,291	838	544	619
Total interest income	26,004	28,367	30,360	33,652	34,878

Interest expense:
Deposits	2,426	2,722	3,192	4,012	4,899
Borrowings	415	641	1,110	1,745	1,539
Total interest expense	2,841	3,363	4,302	5,757	6,438

Net interest income	23,163	25,004	26,058	27,895	28,440

Provision for loan losses	1,231	1,800	69	1,092	701

Net interest income after provision for loan losses	21,932	23,204	25,989	26,803	27,739

Noninterest income:
Asset management, consulting and other fees	6,141	6,257	6,215	6,557	6,900
Gain on sale of loans	7,238	574	300	2,050	1,962
Gain (loss) on capital markets activities	997	-	-	-	-
Other income	703	755	1,268	1,090	1,001
Total noninterest income	15,079	7,586	7,783	9,697	9,863

Noninterest expense:
Compensation and benefits	12,059	11,867	14,755	13,983	14,117
Occupancy and depreciation	3,072	3,195	3,414	3,879	3,801
Professional services and marketing costs	3,525	2,017	3,429	207	1,479
Other expenses	2,880	3,112	3,111	4,144	3,996
Total noninterest expense	21,536	20,191	24,709	22,213	23,393

Income before taxes on income	15,475	10,599	9,063	14,287	14,209
Taxes on income	6,417	4,082	2,950	4,671	4,629
Net income	$9,058	$6,517	$6,113	$9,616	$9,580

Net income per share:
Basic	$0.28	$0.20	$0.19	$0.29	$0.28
Diluted	$0.27	$0.19	$0.18	$0.28	$0.27
Shares used in computation:
Basic	32,514,016	32,668,318	32,805,010	33,623,671	34,565,949
Diluted	33,575,894	33,788,114	33,961,220	34,564,319	35,259,632

The Company adopted ASU 2016-09, Improvement to Employee Share-Based Payment Accounting, in the third quarter of 2016. For purposes of this table, the taxes on income, net income per share and the diluted shares used in the computation of earnings per share for the first three quarters of 2016 have been restated to reflect the retroactive application of this standard.

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017
Banking:
Interest income	$26,004	$28,367	$30,360	$33,652	$34,877
Interest expense	2,841	3,363	4,277	5,575	6,210
Net interest income	23,163	25,004	26,083	28,077	28,667
Provision for loan losses	1,231	1,800	69	1,092	701
Noninterest income	9,923	2,327	2,516	4,165	3,955
Noninterest expense	16,134	14,676	18,331	15,842	17,333
Income before taxes on income	$15,721	$10,855	$10,199	$15,308	$14,588

Wealth Management:
Noninterest income	$5,319	$5,431	$5,457	$5,745	$6,133
Noninterest expense	4,697	4,696	5,190	5,042	5,096
Income before taxes on income	$622	$735	$267	$703	$1,037

Other and Eliminations:
Interest income	$-	$-	$-	$-	$-
Interest expense	-	-	(25)	182	228
Net interest income	-	-	(25)	(182)	(228)
Noninterest income	(163)	(172)	(190)	(213)	(224)
Noninterest expense	705	819	1,188	1,329	964
Income before taxes on income	$(868)	$(991)	$(1,403)	$(1,724)	$(1,416)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016

Average Balances:
Loans	$3,345,159	$2,357,956	$3,174,155	$2,143,315
Securities	481,741	508,193	496,756	525,089
Total interest-earnings assets	3,930,860	2,943,880	3,758,127	2,730,551
Deposits: interest-bearing	2,157,282	1,520,979	2,043,584	1,369,892
Deposits: noninterest-bearing	1,013,753	806,861	842,312	615,049
Borrowings	454,273	362,576	588,590	499,191

Average Yield / Rate
Loans	3.73%	3.77%	3.69%	3.82%
Securities	2.51%	2.52%	2.46%	2.39%
Total interest-earnings assets	3.55%	3.53%	3.51%	3.53%
Deposits (interest-bearing only)	0.90%	0.63%	0.79%	0.60%
Deposits (noninterest and interest-bearing)	0.61%	0.41%	0.56%	0.42%
Borrowings	1.34%	0.46%	1.00%	0.44%
Total interest-bearing liabilities	0.98%	0.60%	0.84%	0.56%

Net Interest Rate Spread	2.57%	2.93%	2.67%	2.97%

Net Yield on Interest-earning Assets	2.90%	3.15%	2.92%	3.15%

	For the Quarter Ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017

Average Balances:
Loans	$2,357,956	$2,620,615	$2,932,011	$3,240,755	$3,345,159
Securities	508,193	526,644	511,962	496,896	481,741
Total interest-earnings assets	2,943,880	3,219,269	3,516,207	3,822,758	3,930,860
Deposits: interest-bearing	1,520,979	1,666,499	1,916,422	2,054,400	2,157,282
Deposits: noninterest-bearing	806,861	757,897	700,613	809,129	1,013,753
Borrowings	362,576	530,357	634,422	679,055	454,273

Average Yield / Rate:
Loans	3.77%	3.62%	3.62%	3.70%	3.73%
Securities	2.52%	2.55%	2.37%	2.52%	2.51%
Total interest-earnings assets	3.53%	3.52%	3.46%	3.52%	3.55%
Deposits (interest-bearing only)	0.63%	0.65%	0.68%	0.78%	0.90%
Deposits (noninterest and interest-bearing)	0.41%	0.45%	0.49%	0.56%	0.61%
Borrowings	0.46%	0.48%	0.71%	1.03%	1.34%
Total interest-bearing liabilities	0.60%	0.61%	0.68%	0.84%	0.98%

Net Interest Rate Spread	2.93%	2.91%	2.78%	2.68%	2.57%

Net Yield on Interest-earning Assets	3.15%	3.11%	2.96%	2.92%	2.90%

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended September 30, 2017 as Compared to Quarter Ended September 30, 2016

Our net income and income before taxes in the third quarter of 2017 were $9.6 million and $14.2 million, respectively, as compared to $9.1 million and $15.5 million, respectively, in the third quarter of 2016. The decrease in income before taxes was the result of a $1.1 million decrease in income before taxes for Banking and a $0.5 million increase in corporate expenses which were partially offset by a $0.4 million increase in income before taxes for Wealth Management. The decrease in Banking was due to lower noninterest income and higher noninterest expenses which were partially offset by higher net interest income and a lower provision for loan losses. The increase in Wealth Management was due to higher noninterest income which was partially offset by higher noninterest expenses. Corporate interest expenses are related to the holding company line of credit which did not exist in 2016. Corporate noninterest expenses increased by $0.3 million due primarily to costs incurred related to the pending acquisition of Community 1st Bancorp. We expect to incur approximately $3.8 million in costs related to the acquisition of Community 1st Bancorp in the fourth quarter.

The effective tax rate for the third quarter of 2017 was 32.6% as compared to 41.5% for the third quarter of 2016, and as compared to a statutory rate of approximately 41.5% as the Company benefited from reductions in taxes on income related to excess tax benefits resulting from the exercise of stock awards in the third quarter of 2017.

Net interest income for Banking increased 24% from $23.2 million in the third quarter of 2016, to $28.7 million in the third quarter of 2017 due to a 34% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 2.93% in the third quarter of 2016 to 2.57% in the third quarter of 2017 was due to an increase in the cost of interest-bearing liabilities from 0.60% in the third quarter of 2016 to 0.98% in the third quarter of 2017. The yield on interest-earning assets increased due to a higher proportion of loans even though the yield on loans decreased slightly due to prepayments of higher yielding loans. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 0.46% in the third quarter of 2016 to 1.20% in the third quarter of 2017. In addition, the Company had outstanding borrowings on its holding company line of credit during the third quarter of 2017.

The provision for loan losses in the third quarter of 2017 was $0.7 million as compared to $1.2 million in the third quarter of 2016 as the growth in outstanding loans in the third quarter of 2017 was 46% less than the growth in loans in the third quarter of 2016.

Noninterest income in Banking was $5.9 million lower in the third quarter of 2017 as compared to the third quarter of 2016. During the third quarter of 2017, we realized $2.0 million in gains on the sale of $112 million of multifamily loans, while in the third quarter of 2016, we realized a gain of $7.2 million on the sale of $265 million of multifamily loans. Noninterest income for Wealth Management increased by $0.8 million to $6.1 million in the third quarter of 2017 when compared to the corresponding period in 2016 due to higher levels of AUM.

Noninterest expense in Banking increased from $16.1 million in the third quarter of 2016 to $17.3 million in the third quarter of 2017 due to increases in staffing and costs associated with the Bank’s expansion and the growth of its balances of loans and deposits. Compensation and benefits for Banking increased $1.6 million or 20% during the third quarter of 2017 as compared to the third quarter of 2016 as the number of full time equivalent employees (“FTE”) in Banking increased to 315.7 from 266.3 as a result of the increased staffing related to the December 2016 acquisition of two branches and additional personnel added to support the growth in loans and deposits. A $0.7 million increase in occupancy and depreciation for Banking in the third quarter of 2017 as compared to the third quarter of 2016 was due to costs associated with our expansion into additional corporate space and the acquisition and opening of new offices during 2016 and increases in our data processing costs due to increased volumes and the implementation of enhancements. Litigation related costs for Banking were $2.3 million lower in the third quarter of 2017 as compared to the third quarter of 2016 due to the reimbursement from our insurance providers of previously incurred legal costs and costs incurred for a trial in the third quarter of 2016. The $1.1 million increase in other expenses in Banking in the third quarter of 2017 as compared to the third quarter of 2016 was due to a $1.6 million increase in customer service costs related to the increases in noninterest demand deposits. The increase in noninterest expense for Wealth Management was due to a $0.4 million increase in compensations and benefits related to an 8% increase in FTE and cost of living increases.

Nine Months Ended September 30, 2017 as Compared to Nine Months Ended September 30, 2016

Our net income and income before taxes in the first nine months of 2017 were $25.3 million and $37.6 million, respectively, as compared to $16.8 million and $27.7 million, respectively, in the first nine months of 2016. The increase in income before taxes was the result of an $10.8 million increase in income before taxes for Banking and a $0.6 million increase in income before taxes for Wealth Management, which were partially offset by a $1.4 million increase in corporate expenses. The increase in Banking was due to higher net interest income and a lower provision for loan losses which was partially offset by lower noninterest income and higher noninterest expenses. The increase in Wealth Management was due to higher noninterest income which was partially offset by higher noninterest expense. Corporate interest expenses are related to the holding company line of credit which did not exist in 2016. Corporate noninterest expenses increased by $1.0 million due to costs related to strategic activities, including the Company’s at the market stock offering and the proposed acquisition of Community 1st Bancorp, higher charitable contributions and other increases in costs, including legal and marketing.

The effective tax rate for the first nine months of 2017 was 32.6% as compared to 39.5% for the first nine months of 2016, as the benefit from reductions in taxes on income related to excess tax benefits resulting from the exercise of stock awards was significantly higher during the first nine months of 2017 as compared to the first nine months of 2016.

Net interest income for Banking increased 29% from $64.4 million in the first nine months of 2016, to $82.8 million in the first nine months of 2017 due to a 38% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 2.97% in the first nine months of 2016 to 2.67% in the first nine months of 2017 was due to a decrease in the yield on interest-earning assets and an increase in the cost of interest-bearing liabilities. The yield on interest-earning assets decreased from 3.53% to 3.51% due to a decrease in the yield on loans due to prepayments of higher yielding loans and the addition of loans at market rates in the latter half of 2016 which were lower than the then-current yield on our loan portfolio. The cost of interest-bearing liabilities increased from 0.56% to 0.84% due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates and increased costs of borrowings as the average rate on FHLB advances increased from 0.44% in the first nine months of 2016 to 0.92% in the first nine months of 2017. In addition, the Company borrowed on its holding company line of credit during the first nine months of 2017.

The provision for loan losses in the first nine months of 2017 was $1.9 million as compared to $2.9 million in the first nine months of 2016. During the first nine months of 2017, the Company realized $0.2 million of recoveries and experienced improving credit trends in its criticized loans.

Noninterest income in Banking decreased $0.9 million from $11.5 million in the first nine months of 2016 to $10.6 million in the first nine months of 2017. During the first nine months of 2016, we realized $7.2 million in gains on the sale of multifamily loans and $1.0 million in losses from capital activities as compared to $4.3 million in gains on sales of loans for the first nine months of 2017. Noninterest income for Wealth Management increased by $1.4 million to $17.3 million in the first nine months of 2017 when compared to the corresponding period in 2016 due to higher levels of AUM.

Noninterest expense in Banking increased from $43.7 million in the first nine months of 2016 to $51.5 million in the first nine months of 2017 due to increases in staffing and costs associated with the Bank’s expansion, the growth of its balances of loans and deposits, which was partially offset by lower legal costs. Compensation and benefits for Banking increased $5.0 million or 20% during the first nine months of 2017 as compared to the first nine months of 2016 as the number of FTE in Banking increased to 303.8 from 256.2 as a result of the increased staffing related to the December 2016 acquisition of two branches and additional personnel added to support the growth in loans and deposits. A $2.3 million increase in occupancy and depreciation for Banking in the first nine months of 2017 as compared to the first nine months of 2016 was due to costs associated with our expansion into additional corporate space and the acquisition and opening of new offices during 2016 and increases in our data processing costs due to increased volumes and the implementation of enhancements. Litigation related costs for Banking were $3.1 million lower in the first nine months of 2017 as compared to the first nine months of 2016 due to the reimbursement from our insurance providers of $1.8 million of previously incurred legal costs and costs incurred for a trial in 2016. A $3.6 million increase in other expenses in Banking in the first nine months of 2017 as compared to the first nine months of 2016 was due to a $3.2 million increase in customer service costs related to the increases in noninterest demand deposits and costs related to our growth, including deposit insurance. The increase in noninterest expense for Wealth Management was due to a $0.9 million increase in compensations and benefits related to a 6% increase in FTE and cost of living increases.

Quarter Ended September 30, 2017 as Compared to Quarter Ended June 30, 2017

Our net income and income before taxes in the third quarter of 2017 were $9.6 million and $14.2 million, respectively, as compared to $9.6 million and $14.3 million, respectively, in the second quarter of 2017. Income before taxes for Banking decreased by $0.7 million, income before taxes for Wealth Management increased by $0.3 million while corporate expenses decreased by $0.3 million. The decrease in Banking was due to lower noninterest income and higher noninterest expenses which were partially offset by a higher net interest income and a lower provision for loan losses. The increase in Wealth Management was due to higher noninterest income. The decrease in corporate expenses was primarily due to corporate contributions which occurred in the second quarter.

The effective tax rate for the third quarter of 2017 was 32.6% as compared to 32.7% for the second quarter of 2017, and as compared to a statutory rate of approximately 41.5% as the Company benefited from reductions in taxes on income related to excess tax benefits resulting from the exercise of stock awards in both periods.

Net interest income for Banking increased 2% from $28.1 million in the second quarter of 2017 to $28.7 million in the third quarter of 2017 due to a 3% increase in interest-earning assets. The net yield on interest earning assets decreased from 2.92% in the second quarter of 2017 to 2.90% in the third quarter of 2017 as the increase in yield on interest earning assets, from 3.52% to 3.55%, was offset by an increase in the cost of interest-bearing liabilities, from 0.84% to 0.98%. The yield on interest earning assets increased due to an increase in the yield on loans from 3.70% to 3.73% as the yield on originations is higher than the current yield on the existing loan portfolio. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 0.94% in the second quarter of 2017 to 1.20% in the third quarter of 2017.

The provision for loan losses in the third quarter of 2017 was $0.7 million as compared to $1.1 million in the second quarter of 2017 as the growth in outstanding loans in the third quarter of 2017 was 26% less than the growth in loans in the second quarter of 2017.

Noninterest income for Banking decreased from $4.2 million in the second quarter of 2017 to $4.0 million in the third quarter of 2017 as the gain on sale of loans was $0.1 million lower in the third quarter.

Noninterest expense in Banking increased from $15.8 million in the second quarter of 2017 to $17.3 million in the third quarter of 2017 due to a $1.1 million increase in legal costs related to the reimbursement from our insurance providers of previously incurred legal costs in the second quarter and a $0.9 million increase in customer service costs related to the increases in noninterest demand deposits which were partially offset by lower FDIC insurance premiums and lower commitment reserves.

Changes in Financial Position

During the first nine months of 2017, total assets increased by $76 million as the growth of our loans was offset by the elimination of additional borrowings that occurred as of December 31, 2016. Cash and cash equivalents decreased by $475 million due to the payoff of the additional borrowing. Loans and loans held for sale increased by $604 million as a result of $1.23 billion of originations and $8 million of purchases which were partially offset by the sale of $286 million of multifamily loans and payoffs or scheduled payments of $344 million. Deposits increased by $842 million during the first nine months as our specialty deposits and branch deposits increased by $444 million and $229 million, respectively. Borrowings decreased by $829 million due to the payoff of the additional borrowing and payoffs related to the funds raised from deposits. During the first nine months of 2017, the Company sold 1.3 million shares of its common stock through its at-the-market offering at an average price of $16.77 per share, generating net proceeds of $21.8 million, and borrowed $15 million on its holding company line of credit. The Company contributed $35 million to the Bank during the first nine months of 2017.

Our credit quality remains strong as our ratio of non-performing assets to total assets declined to 0.19% at September 30, 2017. We realized net recoveries of $0.2 million during the first nine months of 2017 and the ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, was 0.54% at September 30, 2017.